Exhibit 99.1

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA BY QUARTER (UNAUDITED)

(In thousands, except per share amounts)	13 Weeks Ended July 3, 2003(1)	13 Weeks Ended October 2, 2003(1)	13 Weeks Ended January 1, 2004	39 Weeks Ended January 1, 2004
Admissions	$ 321,163	$ 299,853	$ 321,783	$ 942,799
Concessions	124,297	112,086	119,776	356,159
Other theatre	12,418	12,564	14,839	39,821
NCN and other	13,971	12,144	15,204	41,319
Total revenues	471,849	436,647	471,602	1,380,098
Film exhibition costs	177,960	161,988	170,727	510,675
Concession costs	14,334	12,476	13,138	39,948
Theatre operating expense	107,795	103,898	104,795	316,488
Rent	78,151	78,113	78,640	234,904
NCN and other	12,321	10,387	12,803	35,511
General and administrative expense:
Stock-based compensation	293	876	533	1,702
Other	11,823	11,580	16,511	39,914
Preopening expense	1,042	389	1,734	3,165
Theatre and other closure expense	618	1,116	2,078	3,812
Depreciation and amortization	28,462	28,752	32,405	89,619
Gain on disposition of assets	-	(1,956)	(525)	(2,481)
Total costs and expenses	432,799	407,619	432,839	1,273,257
Interest expense	18,299	19,140	18,765	56,204
Investment income	651	611	461	1,723
Total other expense	17,648	18,529	18,304	54,481
Earnings from continuing operations before income taxes	21,402	10,499	20,459	52,360
Income tax provision	9,270	4,630	8,000	21,900
Net earnings from continuing operations	$ 12,132	$ 5,869	$ 12,459	$ 30,460
Loss from discontinued operations, net of income tax benefit	(330)	(260)	(741)	(1,331)
Net earnings	11,802	5,609	11,718	29,129

Less: Preferred dividends	7,791	9,662	11,074	28,527
Net earnings (loss) for shares of common stock	$ 4,011	$ (4,053)	$ 644	$ 602

Basic and diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$ .12	$ (.10)	$ .04	$ .05

Loss from discontinued operations	$ (.01)	$ (.01)	$ (.02)	$ (.03)

Earnings (loss) per share	$ .11	$ (.11)	$ .02	$ .02

(1)Amounts previously reported in Form 10-Q for first and second quarter of fiscal 2004 have been retroactively restated to reflect the reclassification of the results of operations for certain assets which we sold on December 4, 2003 that meet the criteria for discontinued operations and other reclassifications to conform to our Form 10-Q for the period ended January 1, 2004.